Exhibit 99.1

Innovative Photovoltaic Manufacturing Solutions	GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200 Fax: +1 603 595 6993 Web: www.gtsolar.com

GT Solar Appoints Jacobs Engineering Group Chairman Noel G. Watson
to Board of Directors

MERRIMACK, N.H. – November 12, 2008 – GT Solar International, Inc. (NASDAQ:SOLR), a global provider of specialized equipment and technology for the solar power industry, today announced the appointment of Noel G. Watson to the company’s Board of Directors. With this addition, the board is now comprised of eight members.

Mr. Watson, 72, is chairman of Jacobs Engineering Group, Inc., a global provider of technical, professional, and construction services with approximately 57,000 employees and annual revenues exceeding $11 billion. Starting as a process engineer, Mr. Watson has spent more than 40 years with Jacobs Engineering Group, becoming president in 1987, chief executive officer in 1992, and chairman in 2006.

“Noel brings a vast amount of knowledge and experience to GT Solar gained from his leadership of one of the world’s largest and most diverse providers of professional and technical engineering services,” said J. Bradford Forth, chairman of GT Solar. “He also brings to GT Solar a unique perspective on the solar industry, largely from his work with Jacobs Engineering Group, which has been building solar generation and manufacturing plants for its clients for quite some time. We are excited to welcome Noel to our board.”

Mr. Watson holds a Bachelor of Science Degree in chemical engineering and an honorary doctorate from the University of North Dakota.

About GT Solar International, Inc.

Based in Merrimack, NH, USA, GT Solar International, Inc. (NASDAQ: SOLR) is a global provider of specialized manufacturing equipment and services essential for the production of photovoltaic wafers, cells and modules and polysilicon.  GT Solar’s principal products are directional solidification systems and chemical vapor deposition reactors and related equipment.  For additional information about GT Solar, please visit www.gtsolar.com.

Media Contact:	Jessica Anderson
Hill & Knowlton
jessica.anderson@hillandknowlton.com
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